EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 19, 2007 accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of a new accounting standard) andmanagement’s report on the effectiveness of internal control over financial reporting included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10-K for the year ended October 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S-8 (File No. 333-103152, effective 2/12/03 and File No. 333-21161, effective 2/5/07).

/s/    Grant Thornton LLP

Cleveland, Ohio

December 19, 2007